Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Moriah Shilton	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
Investorrelations@pacificethanol.com	415-433-3777	916-403-2790
paulk@pacificethanol.com

Pacific Ethanol Reports First Quarter 2020 Results

Sacramento, CA, May 12, 2020– Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States, reported its financial results for the three months ended March 31, 2020.

“We are encouraged by recent positive trends in the fuel market, which we expect will accelerate as states begin to relax stay at home directives,” said Neil Koehler, Pacific Ethanol’s president and CEO. “Government orders related to the fight of COVID-19 decimated fuel demand and significantly impacted our first quarter 2020 results. As an essential business, we are thankful to our employees for their commitment to safely and efficiently produce and deliver low carbon renewable fuel, high quality alcohol and high protein feed to our customers in a time of need.

“Due to the lower demand and negative margin environment, we idled over sixty percent of our production capacity. Based on increasing demand and improving margins, we are gradually increasing production to meet market demand in ways and in areas where it makes economic sense. For years, our facilities in Pekin, Illinois have supplied high quality alcohol products that meet the FDA’s stringent purity standards. In response to new demand for sanitizers and disinfectants, we have successfully increased our production and sales of high-quality alcohol.

“Our diversification strategy in high value products, geography, technology, and logistics, has served us well during this crisis. As the market normalizes, we expect to benefit from the compelling cost, octane, carbon and health benefits of ethanol and the related long-term demand,” concluded Koehler.

Financial Results for the Three Months Ended March 31, 2020 Compared to 2019

•	Net sales were $311.4 million, compared to $355.8 million.
•	Total gallons sold of 184.9 million, compared to 211.8 million.
•	Total production gallons sold of 116.5 million, compared to 122.5 million.
•	Cost of goods sold was $324.3 million, compared to $358.1 million.
•	Gross loss was $12.9 million, compared to a gross loss of $2.3 million.
•	Selling, general and administrative expenses were $10.2 million, compared to $8.2 million.
•	Operating loss was $23.1 million, compared to $10.5 million.
•	Loss available to common stockholders was $25.4 million, or $0.47 per share, compared to $13.2 million, or $0.29 per share.
•	Adjusted EBITDA was negative $12.3 million, compared to positive $1.6 million.
•	Cash and cash equivalents were $26.8 million at March 31, 2020, compared to $19.0 million at December 31, 2019.

Subsequent to quarter end, in April, Pacific Ethanol, Inc. received $20.2 million in cash, before fees, and $16.5 million in promissory notes from the sale of its 74% ownership interest in Pacific Aurora, LLC to Aurora Cooperative Elevator Company for a total valuation of $52.8 million. Approximately $14.5 million of the cash proceeds was used to make principal payments on the Company’s term debt.

First Quarter 2020 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time on May 13, 2020. CEO Neil Koehler and CFO Bryon McGregor will deliver prepared remarks followed by a question and answer session.

The webcast for the call can be accessed from Pacific Ethanol's website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1 (970) 315-0267. The pass code will be 8446927. If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol's website for one year. In addition, a telephonic replay will be available from 2:00 p.m. Eastern Time on Wednesday, May 13, 2020 to 11:59 p.m. Eastern Time on Wednesday, May 20, 2020. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 8446927.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest expense, provision (benefit) for income taxes, asset impairments, loss on extinguishment of debt, purchase accounting adjustments, fair value adjustments, and depreciation and amortization expense. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company's performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company's results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States. Pacific Ethanol owns and operates seven production facilities in California, Idaho, Illinois and Oregon. The plants have a combined production capacity of 450 million gallons per year, and produce over two million tons per year of co-products – on a dry matter basis – such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2, based on historical volumes. Pacific Ethanol markets and distributes fuel-grade ethanol, high-quality alcohol products and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol and high-quality alcohol products for Pacific Ethanol’s plants as well as for third parties. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements concerning future market conditions, including the supply of and domestic and international demand for ethanol and co-products; and Pacific Ethanol’s plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for ethanol and its co-products and high-quality alcohols; export conditions and international demand for ethanol and co-products, including the failure of a resolution of United States trade disputes with China; fluctuations in the price of and demand for oil and gasoline; raw material costs, including ethanol production input costs, such as corn and natural gas; the effects of the novel coronavirus on travel and the demand for transportation fuels; and the ability of Pacific Ethanol to timely and successfully execute on its strategic initiatives. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s facilities, products and/or businesses; changes in laws, regulations and governmental policies; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2020.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$311,404	$355,803
Cost of goods sold	324,294	358,092
Gross loss	(12,890)	(2,289)
Selling, general and administrative expenses	10,212	8,235
Loss from operations	(23,102)	(10,524)
Fair value adjustments	673	—
Interest expense, net	(5,307)	(4,736)
Other income, net	580	1,099
Loss before benefit for income taxes	(27,156)	(14,161)
Benefit for income taxes	—	—
Consolidated net loss	(27,156)	(14,161)
Net loss attributed to noncontrolling interests	2,056	1,271
Net loss attributed to Pacific Ethanol, Inc.	$(25,100)	$(12,890)
Preferred stock dividends	$(315)	$(312)
Net loss available to common stockholders	$(25,415)	$(13,202)
Net loss per share, basic and diluted	$(0.47)	$(0.29)
Weighted-average shares outstanding, basic and diluted	53,828	45,517

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

ASSETS	March 31, 2020	December 31, 2019
Current Assets:
Cash and cash equivalents	$26,779	$18,997
Accounts receivable, net	52,264	74,307
Inventories	45,532	60,600
Prepaid inventory	1,709	1,528
Derivative instruments	—	2,438
Assets held-for-sale	68,140	69,764
Other current assets	4,873	4,430
Total current assets	199,297	232,064
Property and equipment, net	324,814	332,526
Other Assets:
Right of use operating lease assets, net	23,543	24,346
Assets held-for-sale	16,500	16,500
Intangible asset	2,678	2,678
Other assets	4,277	4,381
Total other assets	46,998	47,905
Total Assets	$571,109	$612,495

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

LIABILITIES AND STOCKHOLDERS’ EQUITY	March 31, 2020	December 31, 2019
Current Liabilities:
Accounts payable – trade	$24,658	$29,277
Accrued liabilities	23,368	22,331
Current portion – operating leases	3,214	3,457
Current portion – long-term debt	86,682	63,000
Derivative instruments	—	1,860
Liabilities held-for-sale	43,783	34,413
Other current liabilities	6,470	6,060
Total current liabilities	188,175	160,398

Long-term debt, net of current portion	139,339	180,795
Operating leases, net of current portion	20,675	21,171
Other liabilities	22,200	23,086
Total Liabilities	370,389	385,450

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: no shares issued and outstanding as of
March 31, 2020 and December 31, 2019
Series B: 927 shares issued and outstanding as of
March 31, 2020 and December 31, 2019	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 55,890 and 55,508 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	56	56
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 1 share issued and outstanding as of March 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	943,453	942,307
Accumulated other comprehensive expense	(2,370)	(2,370)
Accumulated deficit	(745,629)	(720,214)
Total Pacific Ethanol, Inc. Stockholders’ Equity	195,511	219,780
Noncontrolling interests	5,209	7,265
Total Stockholders’ Equity	200,720	227,045
Total Liabilities and Stockholders’ Equity	$571,109	$612,495

Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended March 31,
(in thousands) (unaudited)	2020	2019
Net loss attributed to Pacific Ethanol, Inc.	$(25,100)	$(12,890)
Adjustments:
Interest expense*	5,307	4,736
Fair value adjustments	(673)	—
Benefit for income taxes	—	—
Depreciation and amortization expense*	8,116	9,706
Total adjustments	12,750	14,442
Adjusted EBITDA	$(12,350)	$1,552

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* Adjusted for noncontrolling interests.

Commodity Price Performance

	Three Months Ended March 31,
(unaudited)	2020	2019
Production gallons sold (in millions)	122.5	116.9
Third party gallons sold (in millions)	62.4	94.9
Total gallons sold (in millions)	184.9	211.8

Total gallons produced (in millions)	116.2	122.5
Production capacity utilization	77%	82%

Average sales price per gallon	$1.51	$1.53
Average CBOT ethanol price per gallon	$1.24	$1.32

Corn cost per bushel – CBOT equivalent	$3.79	$3.73
Average basis	$0.44	$0.38
Delivered corn cost	$4.23	$4.11

Total co-product tons sold (in thousands)	671.9	684.1
Co-product return % (1)	37.0%	38.8%

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(1) Co-product revenue as a percentage of delivered cost of corn.

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